REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
To the Shareholders and Board of Directors of Accessor Funds, Inc.
In planning and performing our audits of the financial statements of Accessor Funds, Inc. (the
Funds), including Growth Fund, Value Fund, Small to
Mid Cap Fund, International Equity Fund, Total
Return Fund, High Yield Bond Fund, Intermediate
Fixed-Income Fund, Short-Intermediate Fixed-Income
Fund, Mortgage Securities Fund, Limited Duration
U.S. Government Fund, U.S. Government Money Fund,
Accessor Income Allocation Fund, Accessor Income &
Growth Allocation Fund, Accessor Balanced Allocation
Fund, Accessor Growth & Income Allocation Fund,
Accessor Growth Allocation Fund and Accessor
Aggressive Growth Allocation Fund, as of and for the year ended December 31, 2007, in accordance with the standards of the Public Company Accounting Oversight
Board (United States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.
The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A companys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a companys assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companys annual or interim financial statements will not be prevented or detected on a timely basis..
Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board
(United States). However, we noted no deficiencies in the Funds internal control over financial reporting and their operation, including controls for safeguarding securities, that we consider to be a material weakness, as defined above, as of December 31, 2007.
This report is intended solely for the information and use of management and the Board of Directors of Accessor Funds, Inc. and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.
DELOITTE & TOUCHE LLP
Chicago, Illinois
February 29, 2008